Ascent Assurance, Inc.

PRESS RELEASE
Source:    Ascent Assurance, Inc.

Corporate Contact:
      Cynthia B. Koenig
      Chief Financial Officer
      (817) 878-3732

FOR IMMEDIATE RELEASE:
August 12, 2003

ASCENT ASSURANCE REPORTS SECOND QUARTER RESULTS

FORT WORTH, Texas, August 12, 2003…Ascent Assurance, Inc. (AASR.OB) reported today net income of $362,000 for the second quarter of 2003 as compared to net income of $31,000 for the second quarter of 2002. After deducting preferred stock dividends, the loss applicable to common stockholders was ($529,000) or ($.08) per common share for the second quarter of 2003 as compared to ($774,000) or ($.12) per common share for the second quarter of 2002. For the six months ended June 30, 2003, net income was $551,000 as compared to a net loss of ($328,000) for the corresponding 2002 period. After deducting preferred stock dividends, the loss applicable to common stockholders was ($1.2) million or ($.18) per common share for the six months ended June 30, 2003 as compared to ($1.9) million or ($.30) per common share for the corresponding 2002 period. Preferred stock dividends are payable through the issuance of additional shares of preferred stock or cash, at the Company’s option. Preferred stock dividends accrued in the first six months of 2003 were paid through the issuance of 1,758 shares of preferred stock.

Total revenues were $30.9 million and $62.3 million for the second quarter and six months ended June 30, 2003, respectively, as compared to $32.6 million and $67.0 million for the corresponding 2002 periods. Total premium revenues decreased by $2.6 million or 9.2% for the second quarter and $5.2 million or 9.1% for the six months ended June 30, 2003 as compared to the corresponding prior year periods. The benefits and claims to premium ratio was 67.7% and 68.0% for the second quarter and six months ended June 30, 2003, respectively, as compared to 70.8% and 71.7% for the corresponding 2002 periods.

Patrick J. Mitchell, Chairman and CEO, commenting on second quarter operations said: “Continued improvement in our benefits and claims ratio produced modest earnings for the quarter despite declining investment yields from our bond portfolio. We are excited about the ongoing introduction of our new line of medical expense products in the third quarter of 2003. These products were designed to provide our customers optimum flexibility to manage their healthcare insurance needs in the most cost efficient manner. Building sales momentum with our new medical expense products is now our key focus.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. Such factors include but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

First-year premium	$4,891	$5,857	$10,277	$11,886
Renewal premium	20,549	22,165	41,472	45,070

Total premiums	25,440	28,022	51,749	56,956
Net investment income	1,555	1,940	3,235	3,962
Fee and service income	3,134	2,477	5,785	5,166
Other insurance revenues	630	654	1,247	1,330
Net realized gain (loss) on investments	168	(468)	277	(417)

Total revenue	30,927	32,625	62,293	66,997

Benefits and claims	17,227	19,844	35,173	40,820
Change in deferred acquisition costs	(137)	(277)	22	(272)
Commissions	3,033	3,377	6,268	7,006
General and administrative expenses	5,930	5,778	11,522	11,746
Fee and service operating expenses	3,006	2,302	5,683	4,832
Taxes, licenses and fees	895	955	1,854	1,977
Interest expense on notes payable	611	615	1,220	1,216

Total expenses	30,565	32,594	61,742	67,325
Income (loss) before income taxes	362	31	551	(328)
Federal income taxes	-	-	-	-

Net income (loss)	$362	$31	$551	$(328)
Preferred stock dividends	891	805	1,759	1,590

Loss applicable to common stockholders	$(529)	$(774)	$(1,208)	$(1,918)

Basic and diluted loss per common share	$(.08)	$(.12)	$(.18)	$(.30)

Weighted average shares outstanding:
Basic	6,532	6,500	6,530	6,500

Diluted	6,532	6,500	6,530	6,500

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)

Assets
Investment assets	$109,575	$110,296
Cash	1,358	1,878
Accrued investment income	1,319	1,312
Deferred policy acquisition costs	22,524	22,546
Agent receivables, net	5,351	6,298
Property and equipment	3,553	3,806
Other assets	8,747	9,304

Total Assets	$152,427	$155,440

Liabilities and Equity
Policy liabilities	$87,144	$91,559
Notes payable	15,766	18,189
Other liabilities	10,971	9,535

Total Liabilities	113,881	119,283

Redeemable Convertible Preferred Stock	35,654	33,896
Stockholders' Equity	2,892	2,261

Total Liabilities and Equity	$152,427	$155,440